Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Fiscal 2011 Third Quarter Results From Continuing Operations

  Total Revenues grew 4.7 percent to $162.8 million compared with $155.5 million in the prior year period.
  Consumer Floral revenues increased 5.2 percent to $100.3 million, compared with $95.3 million in the prior year period, reflecting strong Valentine holiday demand.
  EBITDA* increased $4.1 million to $1.3 million compared with a loss of $2.8 million in the prior year period (*Earnings Before Interest, Taxes, Depreciation and Amortization. A reconciliation of Net Income to EBITDA is included as part of the tables attached to the end of this release.)
  EPS improved $0.05 per share to a loss of $0.04 per share compared with a loss of $0.09 per share in the prior year period.

CARLE PLACE, N.Y.--(BUSINESS WIRE)--April 21, 2011--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported revenue growth from continuing operations of 4.7 percent to $162.8 million for its fiscal 2011 third quarter ended March 27, 2011, compared with revenues from continuing operations of $155.5 million in the prior year period. The Company said the growth in revenues primarily reflected strong Valentine holiday demand in its Consumer Floral segment as well as its BloomNet wire service business, partially offset by the shift in the Easter holiday.

Gross profit margin for the quarter improved 60 basis points to 38.8 percent compared with 38.2 percent in the prior year period. This improvement was attributed to a combination of improved merchandising programs and reduced promotional activities in the Company’s Consumer Floral segment, which more than offset increased commodity price increases and fuel surcharges. Operating expenses (excluding depreciation and amortization) decreased to $61.9 million, compared with $62.2 million in the prior year period.

EBITDA for the quarter increased $4.1 million to $1.3 million compared with an EBITDA loss of $2.8 million in the prior year period. The growth in EBITDA was attributed to year-over-year increases in revenues and gross margin, as well as more efficient marketing spending in the Company’s Consumer Floral segment.

Net loss for the quarter improved $3.2 million to $2.7 million, or ($0.04) per share, compared with a net loss from continuing operations of $5.9 million, or ($0.09) per share, in the prior year period. Total net loss for the prior year period was $7.3 million or ($0.11) per share.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The improved results for our fiscal third quarter reflect a continuation of the positive trends we have been seeing in our revenue, gross margin and operating expenses since the start of fiscal 2011. We are especially pleased with the more than 5 percent revenue growth achieved in our core 1-800-FLOWERS.COM Consumer Floral segment which was driven by strong Valentine-holiday demand.

“Category contribution margin in this area increased to $8 million for the quarter, compared with a loss of $241,000 in the prior year period. This was achieved through a combination of the aforementioned revenue growth combined with our effective strategies to reduce promotional pricing while enhancing merchandising and marketing efficiencies. These efforts resulted in gross margin improvement of 380 basis points as well as a reduction in operating expenses. We remain highly focused on enhancing the performance of our consumer floral business.”

McCann also noted that, during the quarter, the Company’s BloomNet business grew revenues more than 17 percent. “This was achieved through a combination of increased penetration for our expanded suite of products and services as well as from the investments we have made to grow shop-to-shop order volume, where we continue to increase our market share position,” he said.

In the Company’s Gourmet Foods and Gift Baskets businesses, McCann said that slightly lower revenues for the quarter reflected the shift of the Easter holiday to later in the Company’s fiscal fourth quarter this year. “Adjusting for the Easter shift, our gourmet food gift brands achieved solid growth during the quarter, particularly our 1-800-Baskets.com brand which continued to see strong, double-digit revenue growth along with increased gross profit margin.”

During the fiscal second quarter, the Company attracted 629,000 new customers, of whom 82 percent, or 518,000, came to the Company through its online channels. Approximately 1.5 million customers placed orders during the quarter, of whom 58 percent were repeat customers. This reflects the Company’s successful efforts to engage with its customers and deepen its relationships as their trusted Florist and Gift Shop for all of their celebratory occasions.

CATEGORY RESULTS FROM CONTINUING OPERATIONS:

The Company provides selected financial results for its Consumer Floral, BloomNet and Gourmet Foods & Gift Baskets business categories in the tables attached to this release and as follows:

  1-800-FLOWERS.COM Consumer Floral: During the fiscal 2011 third quarter, revenues in this category increased 5.2 percent to $100.3 million compared with $95.3 million in the prior year period. This was driven by strong year-over-year revenue growth during the Valentine holiday period despite the Monday placement of the holiday. Gross margin for the quarter increased 380 basis points to 37.0 percent compared with 33.2 percent in last year’s third quarter, primarily reflecting a combination of reduced promotional activities and improved merchandising programs. As a result of these factors, as well as enhancements in marketing efficiencies, category contribution margin increased $8.2 million to $8.0 million compared with a loss of $241,000 in the prior year period. (The Company defines Category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)

  BloomNet Wire Service: Revenues increased 17.3 percent to $20.8 million, compared with $17.7 million in the prior year period. This was driven primarily by growing revenues associated with increased shop-to-shop order volume. Gross margin for the quarter was 47.3 percent compared with 53.0 percent in the prior year period, primarily reflecting product mix and investments in significantly increasing shop-to-shop order volume. Category contribution margin improved approximately $0.1 million to $5.3 million, compared with the prior year period.
  Gourmet Food and Gift Baskets: Revenues were $41.9 million, compared with $42.6 million. Gross margin was 38.4 percent compared with 42.6 percent in the prior year period. Category contribution was $129,000 compared with $1.2 million in the year ago period. The reductions in revenue, gross margin and category contribution reflect the shift of the Easter holiday to later in the Company’s fiscal fourth quarter this year.

Company Guidance:

The Company does not provide specific guidance for revenues, EPS, EBITDA and free cash flow. Regarding its current fiscal fourth quarter, which is largely floral in nature due to Easter, Mother’s Day and other spring holidays, the Company said that it will look to build on the positive trends it has seen in revenue, gross profit margin and contribution margin during the first three quarters of its fiscal 2011.

“While we are heartened by the improvements we have seen in consumer demand, we are also cognizant of the early stage nature of the current economic recovery. As such, we will continue to focus on increasing our gross profit margins and reducing operating expenses as we seek to build on the sales momentum we have seen in our key business areas,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. The Company presents EBITDA and Free Cash Flow because it considers such information a meaningful supplemental measure of its performance and believes these metrics are frequently used by the investment community in the evaluation of the Company’s performance and that of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the 2010 “Best Mobile App for E-commerce” by DPAC (Digiday’s Publishing & Advertising Awards) and the 2010 Mobile App of the Year Award in the “Best Shopping” category by RIS (Retail Info Systems). 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); and wine gifts from Winetasting.com® (www.winetasting.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: increased gross profit margin and category contribution, enhanced marketing efficiencies and improving revenue trends for its Consumer Floral category and continued market share growth in its BloomNet wire service business. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, April 21, 2011 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EDT) on 4/21/11 at: 1-800-642-1687 (domestic) or 1-706-645-9291 (international). Enter replay pass code #: 37880421.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 27, 2011	June 27, 2010
	(unaudited)
Assets
Current assets:
Cash and equivalents	$16,824	$27,843
Receivables, net	20,331	13,943
Inventories	52,528	45,121
Deferred tax assets	6,099	5,109
Prepaid and other	8,483	5,662
Total current assets	104,265	97,678

Property, plant and equipment, net	48,719	51,324
Goodwill	41,519	41,211
Other intangibles, net	40,373	41,042
Deferred tax assets	14,877	19,265
Other Assets	5,042	5,566
Total assets	$254,795	$256,086

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$60,628	$59,914
Current maturities of long-term debt and obligations under capital leases	16,893	14,801
Total current liabilities	77,521	74,715

Long-term debt and obligations under capital leases	33,166	45,707
Other liabilities	2,800	3,038
Total liabilities	113,487	123,460
Total stockholders’ equity	141,308	132,626
Total liabilities and stockholders’ equity	$254,795	$256,086

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Income (Unaudited)
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	March 27, 2011	March 28, 2010	March 27, 2011	March 28, 2010

Net revenues:
E-commerce (combined online and telephonic)	$117,506	$113,030	$343,318	$339,530
Other	45,273	42,483	159,384	162,753

Total net revenues	162,779	155,513	502,702	502,283

Cost of revenues	99,574	96,100	297,084	299,453

Gross profit	63,205	59,413	205,618	202,830

Operating expenses:
Marketing and sales	43,812	46,729	124,578	128,181
Technology and development	5,179	4,183	14,846	13,264
General and administrative	12,930	11,297	37,641	38,504
Depreciation and amortization	5,230	5,482	15,651	15,771

Total operating expenses	67,151	67,691	$192,716	$195,720

Operating income	(3,946)	(8,278)	12,902	7,110

Other income (expense):
Interest income	20	75	59	100
Interest expense	(880)	(1,212)	(3,389)	(4,744)
Other	6	18	9	34

Total other income (expense), net	(854)	(1,119)	(3,321)	(4,610)
Income (loss) from continuing operations before income taxes	(4,800)	(9,397)	9,581	2,500
Income tax expense (benefit) from continuing operations	(2,124)	(3,468)	3,851	1,362
Income (loss) from continuing operations	(2,676)	(5,929)	5,730	1,138
Loss from discontinued operations before income taxes	-	(1,712)	-	(555)
Income tax benefit from discontinued operations	-	(345)	-	(150)
Loss from discontinued operations	-	(1,367)	-	(405)
Net income (loss)	$(2,676)	$(7,296)	$5,730	$733

Basic and diluted net income (loss) per common share
From continuing operations	$(0.04)	$(0.09)	$0.09	$0.02
From discontinued operations	-	(0.02)	-	(0.01)
Net income per common share	$(0.04)	$(0.11)	$0.09	$0.01
Weighted average shares used in the calculation of net income (loss) per common share
Basic	63,999	63,687	63,953	63,571
Diluted	63,999	63,687	65,083	64,037

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	March 27, 2011	March 28, 2010

Operating activities
Net income	$5,730	$733
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	-	10,534
Loss/impairment from discontinued operations	-	4,015
Depreciation and amortization	15,651	15,515
Amortization of deferred financing costs	360	256
Deferred taxes	3,332	5,258
Bad debt expense	1,316	1,470
Stock based compensation	2,857	2,907
Other non-cash items	7	302
Changes in operating items, excluding the effects of acquisitions:
Receivables	(7,704)	(13,401)
Inventories	(7,054)	844
Prepaid and other	(2,823)	(1,084)
Accounts payable and accrued expenses	714	198
Other assets	(558)	(1,292)
Other liabilities	(25)	219
Net cash provided by operating activities	11,803	26,474
Investing activities
Acquisitions, net of cash acquired	(1,450)	-
Proceeds from sale of business	-	10,066
Capital expenditures	(11,038)	(10,100)
Purchase of investment	-	(598)
Other, net	184	239
Investing activities of discontinued operations	-	(78)
Net cash used in investing activities	(12,304)	(471)
Financing activities
Acquisition of treasury stock	(101)	(672)
Proceeds from exercise of employee stock options	49	-
Proceeds from bank borrowings	40,000	49,000
Repayment of notes payable and bank borrowings	(49,000)	(64,262)
Debt issuance cost	(17)	-
Repayment of capital lease obligations	(1,449)	(1,608)
Net cash used in financing activities	(10,518)	(17,542)
Net change in cash and equivalents	(11,019)	8,461
Cash and equivalents:
Beginning of period	27,843	29,562
End of period	$16,824	$38,023

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	March 27, 2011	March 28, 2010	% Change	March 27, 2011	March 28, 2010	% Change

Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$100,341	$95,341	5.2%	$245,518	$249,265	(1.5%)
BloomNet Wire Service	20,765	17,706	17.3%	51,943	46,244	12.3%
Gourmet Food & Gift Baskets (*)	41,877	42,617	(1.7%)	205,454	207,531	(1.0%)
Corporate (**)	301	349	(13.8%)	855	601	42.3%
Intercompany eliminations	(505)	(500)	(1.0%)	(1,068)	(1,358)	21.4%
Total net revenues from continuing operations	$162,779	$155,513	4.7%	$502,702	$502,283	0.1%
	Three Months Ended			Nine Months Ended
	March 27, 2011	March 28, 2010	% Change	March 27, 2011	March 28, 2010	% Change

Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$37,160	$31,628	17.5%	$92,852	$89,606	3.6%
	37.0%	33.2%		37.8%	35.9%

BloomNet Wire Service	9,813	9,390	4.5%	27,363	25,981	5.3%
	47.3%	53.0%		52.7%	56.2%

Gourmet Food & Gift Baskets (*)	16,096	18,162	(11.4%)	84,979	86,811	(2.1%)
	38.4%	42.6%		41.4%	41.8%

Corporate (**)	136	233	41.6%	424	432	(1.9%)

Total gross profit from continuing operations	$63,205	$59,413	6.4%	$205,618	$202,830	1.4%
	38.8%	38.2%		40.9%	40.4%
	Three Months Ended			Nine Months Ended
	March 27, 2011	March 28, 2010	% Change	March 27, 2011	March 28, 2010	% Change

Adjusted EBITDA from continuing operations:
1-800-Flowers.com Consumer Floral (*)	$7,981	$(241)	3411.6%	$21,513	$14,682	46.5%
BloomNet Wire Service	5,345	5,276	1.3%	15,007	14,072	6.6%
Gourmet Food & Gift Baskets (*)	129	1,186	(89.1%)	26,708	26,920	(0.8%)
Category Contribution Margin Subtotal	13,455	6,221	116.3%	63,228	55,674	13.6%
Corporate (**)	(12,171)	(9,017)	(35.0%)	(34,675)	(32,793)	(5.7%)
EBITDA	$1,284	$(2,796)	145.9%	$28,553	$22,881	24.8%
Litigation settlement	-	-	-	-	898	-
Adjusted EBITDA	$1,284	$(2,796)	145.9%	$28,553	$23,779	20.1%
	Three Months Ended			Nine Months Ended
	March 27, 2011	March 28, 2010	% Change	March 27, 2011	March 28, 2010	% Change

Discontinued Operations:
Net revenues	-	$6,164	-	-	$87,852	-
Gross profit	-	2,199	-	-	40,905	-
Contribution margin	-	(822)	-	-	4,640	-

1-800-FLOWERS.COM, Inc. and Subsidiaries
Selected Financial Information
Category Information
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 27, 2011	March 28, 2010	March 27, 2011	March 28, 2010

Reconciliation of Net Income (Loss) from Continuing Operations to EBITDA and Adjusted EBITDA from Continuing Operations:
Income from continuing operations	($2,676)	($5,929)	$5,730	$1,138
Add:
Interest expense	880	1,212	3,389	4,744
Depreciation and amortization	5,230	5,482	15,651	15,771
Income tax expense	-	-	3,851	1,362
Less:
Interest income	20	75	59	100
Income tax benefit	2,124	3,468	-	-
Other income (expense)	6	18	9	34
EBITDA	$1,284	($2,796)	$28,553	$22,881
Litigation settlement	-	-	-	898
Adjusted EBITDA	$1,284	($2,796)	28,553	$23,779
	Three Months Ended		Nine Months Ended
	March 27, 2011	March 28, 2010	March 27, 2011	March 28, 2010

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income from Continuing Operations:
Net income (loss) from continuing operations	($2,676)	(5,929)	$5,730	$1,138
Add:
Litigation settlement	-	-	-	898
Adjusted net income (loss) from continuing operations	($2,676)	(5,929)	$5,730	$2,036

Adjusted net income (loss) per basic and diluted common share from continuing operations:
Basic	($0.04)	($0.09)	$0.09	$0.03
Diluted	($0.04)	($0.09)	$0.09	$0.03

Weighted average shares used in the calculation of net income (loss) per share from continuing operations:
Basic	63,999	63,687	63,953	63,571
Diluted	63,999	63,687	65,083	64,037

(*) During the second quarter of fiscal 2010 the Company launched the 1-800-Baskets.com brand which is included within the results of the Gourmet Food & Gift Baskets category. Prior period results, which had previously been included within the 1-800-Flowers Consumer Floral category, have been reclassified accordingly.

(**) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(***) Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com